Exhibit 99.2

Wm. Wrigley Jr. Company Names William D. Perez President and CEO; Bill Wrigley, Jr. Elected Full-Time Executive Chairman in Addition to Chairman of the Board Responsibilities

CHICAGO – October 23, 2006 – The Wm. Wrigley Jr. Company today announced the election of William D. Perez as President, Chief Executive Officer and a member of the Company’s Board of Directors. Bill Wrigley, Jr., who had been serving as Chairman, President and Chief Executive Officer, has been elected to the new full-time role of Executive Chairman while also continuing his responsibilities as Chairman of the Board of Directors.  Both Bill Wrigley, Jr. and Bill Perez will report to the Wrigley Board of Directors.

Mr. Perez, 59, spent 34 years with SC Johnson, including eight years as President and Chief Executive Officer of the multi-billion dollar privately held global consumer products company based in Racine, Wisconsin.  In 2004, he joined Nike, Inc., where he served as President and Chief Executive Officer until earlier this year.

The appointment of Bill Perez to be the first person to serve as President and CEO of the Wrigley Company from outside the family is indeed an historic and important milestone for our Company,” said Bill Wrigley, Jr.  “Bill is an exceptionally talented and well-qualified executive who honed his leadership skills in a highly successful, professionally managed family company environment.  He is a terrific fit with our company and our culture and he has an impressive track record of building global brands, leading consumer-driven innovation and inspiring employees.”

Bill Wrigley, Jr. added: “Bill comes to us at a time when our business is strong and growing –  we have a solid foundation and we are well-positioned for future growth.  Our brands are vibrant and we are achieving the goals and aspirations we have set for ourselves in large measure because of a tremendously talented executive leadership team.  With our sights set on the next level of growth and opportunity, we’ve chosen to add to our strengths by bringing Bill Perez to Wrigley as President and CEO.”

In his new role as Executive Chairman, Bill Wrigley, Jr. will be actively engaged in the development of long-term strategy, continued emphasis on innovation and fostering a culture of high performance and generational growth.  This new role also will give Bill Wrigley, Jr. an even greater opportunity to focus on key growth strategies that will drive the company’s global leadership position.

“To continue to effectively drive our dynamic and highly competitive global company, I firmly believe this is the right time to divide the top leadership responsibilities between two people, particularly given today’s commercial and governance climate,” said Bill Wrigley, Jr.   “This approach will enable us to divide and conquer the many responsibilities inherent in running this organization and further leverage our many competitive advantages to build long-term value for our shareholders.  Our entire Board of Directors wholeheartedly endorsed my recommendation to bring Bill on as CEO and I look forward to sharing a strong working partnership with him.”

“This is a tremendous honor and opportunity for me,” Bill Perez said.  “Wrigley’s brands are known and loved around the world, the company’s culture embodies the values of trust, dignity and respect which are important to me, and there’s a long-term focus on growth and people development that underlies the company’s success as a global leader.”

“I look forward to partnering with Bill Wrigley, Jr. and working with the Wrigley leadership team to sustain this company’s great track record well into the future, “ Bill Perez added.

Speaking on behalf of the Wrigley Board of Directors, 18-year Director Richard Smucker agreed that Bill Wrigley, Jr.’s new role as Executive Chairman and Bill Perez’s hiring as President and CEO come at the right time for the company.

“Bill Wrigley, Jr. is a tremendously strong leader and the company’s remarkable performance reflects that.  Since he took over the company in 1999, sales have more than doubled to over $4 billion, profits have nearly doubled and the company’s share of the global chewing gum business has increased in all key geographies.  The company has also diversified its product line and is well on its way to achieving its long-term aspirational goals,” Smucker said.

“Having Bill Wrigley, Jr. become our Executive Chairman and adding Bill Perez to an accomplished leadership team will further enhance the company’s focused leadership on the products, people and programs that will drive our business, build long-term value for our shareholders and create opportunities for Wrigley’s associates,” Smucker added.

Mr. Perez’s career began in 1970 as a sales representative in Cleveland, Ohio, for SC Johnson, one of the world’s leading manufacturers of household consumer products which markets and distributes its well-known brands such as Edge®, Glade®, Windex® and Ziploc® in more than 110 countries.  He served as General Manager of the company’s operations in Iberia, Vice President and Regional Director of Consumer Products in Latin America, Vice President of the U.S. Home Care business and Executive Vice President of Consumer Products for North America.  He was named SC Johnson’s President and Chief Operating Officer in 1993 and served as President and Chief Executive Officer from 1996 to 2004.  Mr. Perez served as President and Chief Executive Officer of Nike, Inc. from 2004 to until earlier this year.

Mr. Perez is a native of Akron, Ohio and was raised in Colombia, South America.  He received his Bachelor of Arts degree in government from Cornell University and a graduate degree from the American Graduate School of International Management.  He currently serves on the Board of Directors for Kellogg Company and for Hallmark Cards, Inc.

About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, and lollipops.  The Company has global sales in excess of $4 billion and distributes its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.

Note
Edge®, Glade®, Windex® and Ziploc® are the registered trademarks of the SC Johnson Company of Racine, Wisconsin.

Cautionary Statement Regarding Forward-Looking Information
To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Wrigley Company’s meaningful cautionary disclosure regarding such statements.  A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

SPECIAL NOTE:  As a result of this significant event, Bill Wrigley, Jr. sent the following e-mail to all Wrigley employees worldwide:

From the Office of Bill Wrigley, Jr.

TO:	All Wrigley Associates
FROM:	Bill Wrigley, Jr.
DATE:	October 23, 2006
SUBJECT:	Leadership Announcement

When I became President and CEO of the Wrigley Company in 1999, I made a personal commitment to accomplish four key objectives:  unleashing the talent of our people by fostering a more dynamic, innovative culture; significantly growing our business; diversifying our product portfolio; and developing the strongest possible team to lead this company into the future.  Since then, we have traveled an important journey together as we achieved enormous progress on all fronts.

In those seven years, we have transformed the Company by laying out a global strategic blueprint and creating a high-performance culture.  We ignited a spirit of innovation and enhanced our capabilities with a state-of-the-art Global Innovation Center, while we boldly expanded into a broader field of play as a total confectionery company.  As a result, we more than doubled sales, nearly doubled profits and increased our share of chewing gum in all key geographies. We consistently met our targets, and brought the Company within reach of achieving our first set of growth aspirations as the Wrigley Confectionery Company.  Throughout this dynamic change, we carefully preserved the soul of the Company and our unique culture, which has always set us apart as an organization.

Driving this growth has been a worldwide team of tremendously talented associates who have helped us reach our aspirations, and who will help take our business to the next level.  While we’ve made great progress, we must acknowledge that the road ahead will continue to be challenging.  As I said in my “Step Up to Win” e-mail earlier this year, we must continue to prioritize and simplify our work to leverage our many competitive advantages and concentrate our efforts on big ideas so we are well-positioned for the future.  All of this will require an even greater level of focus and visionary leadership.

Given our growth and the tremendous opportunities that lie ahead, I believe the time is right to add strength to our already strong and accomplished executive leadership team and set our sights on our next aspiration.  To that end, I am very pleased to announce that we have elected Bill Perez as President and CEO of the Wrigley Company. Bill is the former President and CEO of SC Johnson, as well as the former President and CEO of Nike, Inc.  I am assuming the new full-time role of Executive Chairman, in addition to Chairman of the Board, and will be actively engaged in the long-term strategy of the Company, continuing our emphasis on innovation and fostering a culture of high performance and generational growth.  My new role will give me an even greater opportunity to focus on key growth strategies that will drive the Company’s global leadership position.

Bill Perez is a well-respected, seasoned and exceptionally talented executive who brings 36 years of experience building global brands, leading consumer-driven innovation, and inspiring people.  As a personable, high-energy, charismatic individual, Bill is a terrific fit with our Company and our culture, and his background makes him especially qualified to help lead this Company.

Bill spent 34 years at SC Johnson, a global multi-billion dollar consumer goods company based in Racine, Wisconsin, where he served as President and CEO from 1996 to 2004.  There, he leveraged the advantages of a family-run company and fostered a long-term orientation to growth and brand-building in more than 110 countries.  He was extremely well liked by employees and business partners, and SC Johnson thrived under his leadership.  In 2004, Bill joined Nike, Inc., where he served as President and CEO until earlier this year.

Given the significance of this news and the tradition of family leadership at the Wrigley Company, I want to comment on what this means to me personally.  Some might think that this would have been a very difficult decision.  While I have been, and will remain, passionately committed to the Company, the decision came easily because of two main reasons.  First, Bill Perez is the right person to serve as our President and CEO.  His strong character, vast experience and broad skill set will be tremendous assets to the company and to all of us. Second, he comes to us at the right time.  We stand poised at an important time in our history: we are nearing completion of our first aspiration to grow the Company, strengthen our culture and diversify our product line, while we look ahead to our next set of aspirations as we begin a new chapter of growth and opportunity.  With Bill Perez in this new role working closely with me and the ELT, we will become an even stronger Company and a more powerful force in the confections industry.

I have known Bill for many years, and I have always admired his integrity, business acumen, and innovative approach to winning in the marketplace.  We share the same principles and values and a strong commitment to honesty, candor, development of people and a long-term approach to business.  Given the commercial and governance climate that exists today, I firmly believe that creating distinct and complementary roles for Bill Perez and me is necessary to effectively drive our dynamic, competitive global Company.  By separating the Chairman of the Board role from that of President and CEO, as well as adding the important role of Executive Chairman, we can divide and conquer the many responsibilities inherent in running this organization.  The Board of Directors wholeheartedly has accepted my recommendation, and I look forward to sharing a strong working partnership with him.

Reporting to Bill Perez will be our Executive Leadership Team, which includes Reuben Gamoran, Peter Hempstead, Surinder Kumar, Howard Malovany, Duke Petrovich, and Ralph Scozzafava, as well as Martin Schlatter.  As President and CEO, Bill will lead all business operations, advance our “Step Up to Win” strategy, and drive business results, while I will devote my attention to our long-term growth strategy and promoting innovation, leadership, and high performance throughout the organization.  I want to assure you that I will continue to be the fundamental guardian of the soul of the Company, and will work closely with all of you, Bill and the ELT to preserve this important aspect of our culture.

Finally, I want to reiterate that the added leadership capabilities, insight and energy that we gain from a dynamic leader like Bill Perez will pay dividends for all of us.  In the coming days and weeks, we will create opportunities for Bill to meet our associates in meetings and town hall sessions in locations around the world.

While Bill is getting to know our Company and our people, I want to emphasize the importance of keeping our foot on the accelerator in every area of our business.   We must not miss a single beat in our “Step Up to Win” plan, and I ask that you remain relentlessly focused on winning – taking initiative to do the right thing, moving forward with a sense of urgency, and working with Bill and me to lead this Company into the future.

We should all feel a tremendous sense of optimism and confidence about the road ahead.  We have grown the business substantially this year, and we continue to gain momentum.  We have a strong plan for growth, a vibrant, dynamic organization that continues to seize every opportunity to win, and an unparalleled team of talented associates.  I want you to know that the flame continues to burn deep within me, and I am passionately committed to this Company and to all of you. I look forward to continuing our incredibly exciting journey together.

Best regards,

Bill Wrigley, Jr.

FROM:	WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077